Exhibit 99.1

SELECTED FINANCIAL DATA

The following selected financial data with respect to our consolidated statements of income data for each of the five years in the period ended March 31, 2011 and the consolidated balance sheet data as of the end of each such fiscal year are derived from our audited consolidated financial statements. The following information should be read in conjunction with our consolidated financial statements and the related notes thereto, our independent registered public accounting firms’ reports thereon and the other financial information included in Item 8 and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, which remain unchanged except that per share information for all periods has been revised to reflect the Company’s 2-for-1 stock split of its outstanding common stock effective October 26, 2011. The selected data in this section is not intended to replace the consolidated financial statements included in that report, except that share and per share information for all periods has been revised to reflect the 2-for-1 stock split.

Consolidated Financial Data

	Fiscal Year Ended March 31,
	2011	2010	2009	2008	2007
Statements of Income Data:
Revenue	$353,363	$291,811	$245,515	$186,500	$157,165
Cost of revenue	127,482	110,807	88,890	62,501	50,784

Gross profit	225,881	181,004	156,625	123,999	106,381
Selling, general and administrative	108,310	86,951	69,410	53,260	45,337
Research and development costs	21,797	16,546	13,777	11,350	10,166
Amortization of acquired intangible assets	1,682	1,783	1,035	—	—

Income from operations	94,092	75,724	72,403	59,389	50,878
Interest income	263	226	1,203	2,661	3,306
Other income (expense), net	61	268	(279)	953	—

Income before provision for income taxes	94,416	76,218	73,327	63,003	54,184
Provision for income taxes	32,810	27,839	27,208	22,925	20,952

Net income	$61,606	$48,379	$46,119	$40,078	$33,232

Basic net income per share	$1.06	$0.84	$0.82	$0.73	$0.62
Diluted net income per share	$1.06	$0.84	$0.81	$0.72	$0.60
Basic weighted average shares outstanding	57,894	57,270	56,062	54,596	53,764
Diluted weighted average shares outstanding	58,236	57,592	56,792	55,540	55,100
Dividends declared per common share	$0.625	$0.600	$0.575	$0.500	$0.500

	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2008	March 31, 2007

Balance Sheet Data:
Cash and cash equivalents	$116,617	$84,611	$70,180	$59,046	$60,028
Working capital	$145,758	$118,935	$98,980	$79,932	$76,616
Total assets	$378,686	$310,180	$242,101	$187,908	$150,681
Total liabilities	$154,016	$121,891	$86,534	$74,203	$59,435
Total shareholders’ equity	$224,670	$188,289	$155,567	$113,705	$91,246